Exhibit 99.1

Press Release

Verint Announces Preliminary Q1 Revenue Above Guidance

Strong Start to Year Eliminates Speculation of Q1 Underachievement Due to Recent Ransomware Event

Q1 Results to be Discussed on Earning Call Scheduled for May 29th at 4:30 pm ET

New Disclosure on Verint’s Cloud and Automation Strategy to be Provided as Part of Verint’s Sell-Side Analyst Event on May 20th and May 21st at Verint’s Annual Customer Engagement User Conference

MELVILLE, N.Y., May 6, 2019 — Verint® Systems Inc. (Nasdaq: VRNT), a global Actionable Intelligence® leader, today announced preliminary Q1 non-GAAP revenue above guidance for its first quarter ended April 30, 2019.    Verint now expects Q1 non-GAAP revenue to come in 1% to 2% above its guidance of $315 million that was issued on Verint’s March 27, 2019 earnings call.

“We are pleased to start the year strong, ahead of our revenue guidance, notwithstanding the ransomware event two weeks before quarter end, reflecting continued momentum in our business. We also expect our Q1 revenue overachievement to drive healthy EPS in Q1 as we grow non-GAAP earnings faster than revenue through margin expansion,” said Dan Bodner, Verint CEO.

Bodner continued, “We look forward to our earnings call on May 29th to further review our results and share new disclosures that will help investors better understand the underlying growth trends in our business. We also look forward to discussing how our automation and cloud strategy is clearly differentiating Verint during our sell-side analyst event on May 20th and May 21st taking place at our annual Customer Engagement user conference.”

As previously disclosed, Verint experienced a ransomware attack on April 16th. Verint quickly identified and remediated the attack, and fully restored Verint’s IT services in less than 24 hours without any loss or disclosure of customer data.

About Verint Systems Inc.

Verint® (Nasdaq: VRNT) is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

This press release contains “forward-looking statements,” including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, NEXT IT, FORESEE, OPINIONLAB, KIRAN ANALYTICS, TERROGENCE, SENSECY, CUSTOMER ENGAGEMENT SOLUTIONS, CYBER INTELLIGENCE SOLUTIONS, EDGEVR, RELIANT, VANTAGE, STAR-GATE, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

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Contacts:

Investor Relations

Alan Roden

Verint Systems Inc.

alan.roden@verint.com